Exhibit 10.16

JPMorgan Chase & Co.

Severance Policy—Summary of Terms

Purpose: To provide severance and other benefits in the case of involuntary termination, except for cause.

Benefit Amount: For executive officers other than the CEO, an amount equal to two times current base salary, plus two times such officer’s three-year average cash performance bonus. For the CEO, an amount equal to the greater of (a) $22.2 million or (b) three times current base salary and, three times his three-year average cash performance bonus.

Treatment of Stock Awards: Under the terms and conditions of restricted stock unit awards and option grants, upon a job elimination:

(1) officers would be entitled to full vesting of restricted stock units, except that performance-based restrictions on restricted stock or other stock-based awards would continue; and

(2) stock options (other than Growth Performance Incentive Program stock options) would become exercisable immediately and remain exercisable for their term for persons who are retirement eligible and for up to two years for persons not retirement eligible.

Welfare Benefits: Officers continue to receive medical and dental benefits for two years following such termination (three years for the CEO).

Severance provisions for James Dimon are contained in his employment agreement.